Exhibit 23

To the Board of Directors
United Heritage Corporation and Subsidiaries

            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation in the Registration Statements filed on Form S-8 by United Heritage Corporation and Subsidiaries, numbers 333-100739, 333-51362 and 333-64711, of our Independent Registered Public Accounting Firm's Report dated June 3, 2005 covering the consolidated financial statements of United Heritage Corporation and Subsidiaries for each of the two years in the period ended March 31, 2005 that is included in the Annual Report on Form 10-KSB filed on July 1, 2005.


/s/ WEAVER AND TIDWELL, LLP

WEAVER AND TIDWELL, LLP

Ft. Worth, Texas
June 3, 2005